Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form F-1 of China Ceramics., Ltd. of our report dated April 15, 2009, relating to our audit of the financial statements of China Holdings Acquisition Corp., appearing in the Registration Statement. Our report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in the Registration statement.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
New York, New York
March 12, 2010